Exhibit 7
U.S. Bank National Association
Statement of Financial Condition
As of 9/30/2008
($000’s)

9/30/2008
Assets
Cash and Balances Due From Depository Institutions	$7,232,911
Securities	36,927,854
Federal Funds	3,517,817
Loans & Lease Financing Receivables	165,651,532
Fixed Assets	3,030,773
Intangible Assets	12,172,606
Other Assets	14,063,317

Total Assets	$242,596,810

Liabilities
Deposits	$147,640,677
Fed Funds	13,500,584
Treasury Demand Notes	0
Trading Liabilities	488,249
Other Borrowed Money	43,752,578
Acceptances	0
Subordinated Notes and Debentures	7,379,967
Other Liabilities	6,540,570

Total Liabilities	$219,302,625

Equity
Minority Interest in Subsidiaries	$1,679,593
Common and Preferred Stock	18,200
Surplus	12,057,621
Undivided Profits	9,538,771

Total Equity Capital	$23,294,185

Total Liabilities and Equity Capital	$242,596,810

To the best of the undersigned’s determination, as of the date hereof, the above financial information is true and correct.
U.S. Bank National Association

By:	/s/ Patricia M. Child
Vice President
Date: January 27, 2009

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